Exhibit 10.1

THE IRON MOUNTAIN COMPANIES SEVERANCE PLAN

SEVERANCE PROGRAM NO. 1

SECOND AMENDMENT

The Compensation Committee of the Board of Directors of Iron Mountain Incorporated (the “Company”) hereby amends The Iron Mountain Companies Severance Plan Severance Program No. 1, as previously amended (the “Program”), effective immediately.

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1.                                      Section 3.3 of the Program shall be amended in its entirety as follows:

3.3                               Accelerated Vesting of Certain Equity Compensation.  Notwithstanding anything to the contrary in any equity compensation plan, agreement thereunder or amendment to either, if a Covered Employee experiences a Qualifying Termination, outstanding equity-based awards shall be adjusted in accordance with the provisions of this Section 3.3.

(a)                                 In the case of outstanding stock options, restricted stock and restricted stock units, the award shall be credited with an additional twelve months of vesting service as of the date of the Qualifying Termination.

(b)                                 In the case of outstanding performance units that are earned based on the performance criteria applicable to the award, the Covered Employee shall be credited with an additional twelve months of service solely for purposes of applying the following schedule:

Vesting
Date Relationship Terminates	Percentage
On or after first anniversary of Grant Date	33.3%
On or after second anniversary of Grant Date	66.6%
On or after third anniversary of Grant Date	100%

Example:  Covered Employee A is granted a performance unit on March 12, 2014 and experiences a Qualifying Termination as of September 12, 2014.  Covered Employee A will be treated as 33.3% vested in this award, based on six months of service plus the additional twelve months of service credited by this Section 3.3(b).

Notwithstanding the provisions of any Performance Unit Agreement to the contrary (including, without limitation, the last sentence of the first paragraph of Section 3(a) of Performance Unit Agreement Version 21, and the equivalent thereof in each other Performance Unit Agreement), vesting acceleration as a result of this Section 3.3(b) shall not accelerate the date on which the “underlying shares” (as defined in the Performance Unit Agreement) shall be delivered, which date shall remain the initially established “vesting date” (as defined in the Performance Unit Agreement).  In no event will any performance units that have not been “earned” in accordance with the terms of the award be delivered.

(c)                                  In the event of any acceleration of vesting under this Section 3.3 as well as upon a change in control (including a Vesting Change in Control) under any of Iron Mountain’s equity compensation plans, duplicative vesting service shall not be credited (but the most generous of any multiple vesting service crediting provisions shall apply).

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2.                                      Except as hereinabove specifically amended, all provisions of the Program shall continue in full force and effect; provided, however, that the Compensation Committee of the Board of Directors of the Company hereby reserves the power from time to time to further amend the Program.